June 6, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20002

Commissioners:

We have read the statements made by Register.com, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of
Register.com's Form 8-K report dated June 1, 2005.  We agree with the statements concerning our Firm in such Form 8-K.  However, we make no comment whatsoever regarding the current status of the five material weaknesses or the current status of any remedial actions related to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP